                  ___________________________________________
                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                            CPII ACQUISITION CORP.

                                      AND

                                AMEDISYS, INC.

                               NOVEMBER 3, 1998

                  ___________________________________________

                               TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I. DEFINITIONS........................................................ 2

     1.1. Defined Terms....................................................... 2

ARTICLE II. PURCHASE AND SALE OF ASSETS....................................... 6

     2.1. Transfer of Assets.................................................. 6
     2.2. Assumption of Liabilities........................................... 7
     2.3. Purchase Price...................................................... 8
     2.4. Allocation of Purchase Price........................................ 8
     2.5. Prorations and Adjustments.......................................... 9
     2.6. Closing Costs; Transfer Taxes and Fees.............................. 9

ARTICLE III. CLOSING.......................................................... 9

     3.1. Closing.............................................................10
     3.2. Conveyances at Closing..............................................10

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER..........................11

     4.1. Organization of Seller..............................................11
     4.2. Authorization.......................................................11
     4.3. Absence of Certain Changes or Events................................12
     4.4. Assets..............................................................13
     4.5. Real Property.......................................................13
     4.6. Contracts and Commitments...........................................13
     4.7. Permits.............................................................15
     4.8. No Conflict or Violation............................................15
     4.9. Consents and Approvals..............................................16
     4.10. Financial Statements...............................................16
     4.11. Books and Records..................................................17
     4.12. Litigation.........................................................17
     4.13. Compliance with Law................................................17
     4.14. Fixtures and Equipment and Other Tangible Property.................20
     4.15. No Brokers.........................................................20
     4.16. No Other Agreements to Sell the Assets.............................20
     4.17. Proprietary Rights.................................................20
     4.18. Customers..........................................................21
     4.19. Environmental Matters..............................................21
     4.20. Affiliate Transaction..............................................22
     4.21. Taxes..............................................................22
     4.22. Loss Contracts.....................................................22
     4.23. Year 2000..........................................................22

     4.24. Windows Operating System Compatibility.............................23
     4.25. Full Disclosure....................................................23

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER............................24

     5.1. Organization of Buyer...............................................24
     5.2. Authorization.......................................................24
     5.3. No Conflict or Violation............................................24
     5.4. Consents and Approvals..............................................25
     5.5. Broker and Finders..................................................25
     5.6. Litigation and Proceedings..........................................25
     5.7. Full Disclosure.....................................................25

ARTICLE VI. COVENANTS OF SELLER AND BUYER.....................................25

     6.1. Further Assurances..................................................26
     6.2. [Intentionally Omitted.]............................................26
     6.3. [Intentionally Omitted.]............................................26
     6.4. [Intentionally Omitted.]............................................26
     6.5. [Intentionally Omitted.]............................................26
     6.6. Employee Matters....................................................26
     6.7. Transitional Services...............................................26

ARTICLE VII. CONDITIONS TO SELLER'S OBLIGATIONS...............................27

     7.1. Representations, Warranties and Covenants...........................27
     7.2. No Proceedings, Litigation or Laws..................................28
     7.3. Certificates........................................................28
     7.4. Corporate Documents.................................................28
     7.5. Consents............................................................28

ARTICLE VIII. CONDITIONS TO BUYER'S OBLIGATIONS...............................28

     8.1. Representations, Warranties and Covenants...........................28
     8.2. Consents............................................................29
     8.3. No Proceedings or Litigation........................................29
     8.4. Opinion of Counsel..................................................29
     8.5. Certificates........................................................29
     8.6. Corporate Documents.................................................29
     8.7. Ancillary Agreements................................................29
     8.8. [Intentionally Omitted.]............................................28
     8.9. [Intentionally Omitted.]............................................29
     8.10. Key Employees......................................................29
     8.11. [Intentionally Omitted.]...........................................30
     8.12. Release of Encumbrances............................................30

ARTICLE IX. RISK OF LOSS......................................................30

     9.1. Risk of Loss........................................................30

ARTICLE X. ACTIONS BY BUYER AND SELLER AFTER THE CLOSING......................31

     10.1. Further Actions....................................................31
     10.2. Survival of Representations, Etc...................................31
     10.3. Books and Records..................................................32
     10.4. Indemnification....................................................32
     10.5. Covenant Not To Compete............................................35
     10.6. Confidentiality....................................................36

ARTICLE XI. MISCELLANEOUS.....................................................36

     11.1. Termination........................................................36
     11.2. Assignment.........................................................37
     11.3. Notices............................................................38
     11.4. Choice of Law......................................................39
     11.5. Entire Agreement; Amendments and Waivers...........................39
     11.6. Multiple Counterparts..............................................39
     11.7. Expenses...........................................................39
     11.8. Invalidity.........................................................39
     11.9. Titles.............................................................40
     11.10. Publicity.........................................................40
     11.11. Limitation of Liability...........................................40

                           ASSET PURCHASE AGREEMENT
                           ------------------------

          This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of November __, 1998, is entered into by and between CPII ACQUISITION CORP., a Delaware corporation ("Buyer"), and AMEDISYS, INC., a Delaware corporation ("Seller").

                                   RECITALS:
                                   ---------

     A. Seller is a leading provider of out-patient health care services offering a portfolio of services, including home health care, alternate site infusion therapy, out-patient surgery, management and information technology, management services for physicians and temporary medical staffing.

     B. Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer, all of the assets of Seller and its Subsidiaries (as defined herein) used or held for use in providing home health care management services, information systems and support (including Analytical Medical Systems (as defined below)) and consulting services related to the foregoing (together, the "Business"), all as more specifically set forth in this Agreement, upon the terms and subject to the conditions of this Agreement.

                                  AGREEMENT:
                                  ----------

          NOW THEREFORE, in consideration of the premises and mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS
                                  -----------
          1.1   Defined Terms.
          As used herein, the terms below shall have the following meanings:

          "Affiliate" means, with respect to any entity, any other entity or Person which directly or indirectly controls, is controlled by, or is under common control with such entity, where the term "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the equity capital or the right or power in fact to direct the management of such entity.

          "Analytical Medical Systems" shall mean those certain home health information systems created, modified, enhanced or developed by Seller and its Subsidiaries, including the existing character-based products, as well as the "windows" products, known commonly as Analytical Medical Systems "AMS", the functions of which are described on Schedule 4.24.

          "Ancillary Agreements" shall mean any agreements or instruments (other than this Agreement) entered into in connection with the transactions contemplated hereby.

          "Books and Records" shall mean (a) all records and lists of Seller and its Subsidiaries pertaining to the Assets, (b) all records and lists of Seller and its Subsidiaries pertaining to the Business or the customers or suppliers of the Business, (c) all product, business and marketing plans of Seller and its Subsidiaries pertaining to the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller and its Subsidiaries pertaining to the Business.

          "Business" shall have the meaning set forth in the Recitals hereto.

          "Buyer" shall have the meaning set forth in the preamble.

          "Closing Date" shall mean the date hereof.

          "Contracts" shall mean all contracts, leases, licenses, commitments, understandings and agreements relating to, or used in, the Business to which Seller or any of its Subsidiaries are a party or are bound, whether oral or written.

          "Disclosure Schedule" shall mean the schedule attached hereto which sets forth certain exceptions to the representations and warranties contained in
Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Laws" shall mean all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments or orders which (i) regulate or relate to the protection or clean-up of the environment, the handling or disposition of hazardous substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including, without limitation, protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. (S) 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C.(S) 349, 42 U.S.C.(S)(S) 201, 300f), Toxic Substances

Control Act (15 U.S.C.(S) 2601 et seq.), Clean Air Act (42 U.S.C.(S)
7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.(S) 9601 et seq.) ("CERCLA"), California Health & Safety Code ((S) 25100 et seq., (S) 39000 et seq.) and California Water Code ((S) 13000 et seq.), or any other similar federal, state or local law of similar effect, each as amended.

          "Excluded Assets" shall mean the following assets of Seller or any Subsidiary or Seller:

                (a) all cash and cash equivalents;

                (b) any interest in real property;

                (c) any direct or indirect interest of Seller in any Subsidiary or other Person;

                (d) all policies of insurance and prepaid insurance premiums;
and

                (e) claims, causes of action, chooses in action, accounts receivable, rights of recovery and rights of set-off of any kind against any Person relating to the Assets or the Assumed Liabilities arising prior to the Closing Date.

          "Excluded Liabilities" shall mean any and all liabilities and obligations of Seller and its Subsidiaries and Affiliates (whether or not related to the Business) other than the Assumed Liabilities.

          "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, spare parts, supplies, equipment and other tangible personal property owned by Seller and its Subsidiaries and used or held for use in the Business.

          "Inventory" shall mean all of Seller's and its Subsidiaries' inventory held for resale in connection with the Business.

          "Material Adverse Change" shall mean any significant and substantial adverse change in (i) the Assets, (ii) the Assumed Liabilities, (iii) the results of operations, condition (financial or otherwise) or prospects of the Business, (iv) the results of operations, condition (financial or otherwise) or prospects of Seller and its Subsidiaries, taken as a whole, or (v) the ability of Seller to consummate the transactions contemplated hereby. A "Material Adverse Change" shall also include any event or condition which would, with the passage of time, constitute such a "material adverse change."

          "Material Adverse Effect" shall mean any significant and substantial adverse effect on (i) the Assets, (ii) the Assumed Liabilities, (iii) the results of operations, condition (financial or otherwise) or prospects of the Business, (iv) the results of operations, condition (financial or otherwise) or prospects of Seller and its Subsidiaries, taken as a whole, or (v) the ability of Seller to consummate the transactions contemplated hereby. A "Material Adverse Effect" shall also include any event or condition which would, with the passage of time, constitute such a "material adverse effect."

          "Permits" shall mean all licenses, permits, approvals, authorizations or consents of any governmental authority, whether foreign, federal, state or local, necessary for, or in effect with respect to, the conduct of the Business as currently conducted.

          "Permitted Encumbrances" shall mean (i) materialmen's, mechanics, carriers', workmen's repairmen's or other like liens arising in the ordinary course of Seller's business for amounts not yet due or which are being contested in good faith by appropriate proceedings and (ii) liens for current taxes not yet due or any taxes being contested in good faith by appropriate proceedings.

          "Person" shall mean any individual, partnership, corporation, trust, association, limited liability company, unincorporated organization, government or any department or agency thereof or any other entity.

          "Personal Property Leases" shall mean all of the existing leases with respect to the personal property of Seller and its Subsidiaries used or held for use in the Business.

          "Proprietary Rights" shall mean all right, title and interest of Seller and its Subsidiaries in and to (i) all patents, trademarks, copyrights, trade names, trade rights, trade dress, mask works, trade secrets, designs, plans, specifications, technical information and processes, formulae, computer programs and software, and other proprietary or intellectual property rights,
(ii) any registrations of the foregoing (domestic or foreign) and pending applications for such registration, (iii) rights under any licenses to use any of the foregoing and (iv) all good will associated with or attributable to the foregoing, in each case, used or held for use in the operation of the Business, as currently conducted.

          "Seller" shall have the meaning set forth in the preamble.

          "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

                                  ARTICLE II.

                          PURCHASE AND SALE OF ASSETS

          2.1. Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller and each of its Subsidiaries will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller and such Subsidiaries, free and clear of all Encumbrances, all of the right, title and interest of Seller and such Subsidiaries in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, used or held for use in the conduct of the Business, except for the Excluded Assets (collectively, the "Assets"), including, without limitation, all of Seller's and such Subsidiaries' right, title and interest in the following:

                (a) deposits, prepayments or prepaid expenses relating to the Business;
                (b) Contracts;

                (c) Fixtures and Equipment;

                (d) Books and Records;

                (e) Proprietary Rights, including, without limitation, all rights in the home health information system developed and used by Seller and its Subsidiaries (including the source code and exclusive use thereof) commonly known as Analytical Medical Systems or AMS, along with all trademark applications, service marks, service mark applications, registered trademarks and all renewals thereof;

                (f) Permits; and

                (g) rights under or pursuant to all warranties, representations and guarantees made by vendors or suppliers in connection with the Assets or the Business, and services furnished to Seller or its Subsidiaries.

          2.2. Assumption of Liabilities. On the Closing Date, Buyer shall assume the liabilities of Seller and its Subsidiaries which accrue under the Contracts listed on Schedule 2.2 (the "Assumed Contracts") after the Closing (the "Assumed Liabilities"). Buyer shall not assume any other liabilities or obligations of Seller, including, without limitation, (i) any obligations or liabilities under any contract, agreement or lease not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing,

(iii) any obligations or liabilities relating to or arising out of any claims or pending litigation proceedings, (iv) any obligations or liabilities of Seller under any employee pension, retirement or other benefit plans and (v) any obligations or liabilities to any employee of the Business, including, without limitation, any obligation for severance benefits, vacation time or sick leave, and all such obligations and liabilities shall remain and be the obligations and liabilities of Seller.

          2.3. Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, as consideration for the Assets, Buyer shall pay to Seller Eleven Million Dollars ($11,000,000) in cash (the "Purchase Price") by wire transfer of immediately available funds to an account designated by Seller. Buyer and Seller hereby agree that Five Hundred Thousand Dollars ($500,000) of the Purchase Price is attributable to the Covenant Not to Compete contained in Section 10.5.

          2.4. Allocation of Purchase Price. Buyer and Seller shall negotiate in good faith to agree within 90 days of the Closing Date on an allocation of the Purchase Price in accordance with the requirements of Section 1060 of the Code. Buyer and Seller shall each file with their respective federal income tax returns for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Buyer and Seller shall each deliver to the other a copy of the IRS Form 8594 as filed with their respective federal income tax returns within 30 days of the filing of such return. Buyer agrees to report the purchase of the Assets, and Seller agrees to report the sale of the Assets, for income tax purposes (including but not limited to, on their respective income tax returns, before any governmental agency charged with the collection of income tax or in any judicial proceeding concerning the income tax consequences of the Purchaser's purchase or the Seller's sale of the Assets hereunder) in a manner consistent with the information agreed upon by the parties pursuant to this Section and the information contained in IRS Form 8594.

          2.5. Prorations and Adjustments. The operation of the Business and the income and normal operating expenses, including, without limitation, Assumed Liabilities and prepaid expenses, attributable thereto through 12:01 a.m. on the Closing Date (the "Adjustment Time") shall be for the account of Seller and thereafter for the account of Buyer. Expenses for goods or services received both before and after the Adjustment Time and deferred items shall be prorated between Seller and Buyer as of the Adjustment Time. Buyer will prepare and deliver within sixty (60) days after the Closing Date a report computing the net payment owing by Buyer or Seller, as the case may be, and the details of such determination in accordance with the provisions of this Section 2.5. Within twenty (20) days after receiving the report, Seller will provide Buyer with any objections to the report and the party obligated to make payment under the report will do so within five (5) days after the expiration of the twenty (20) day period. If any disagreement with respect thereto cannot be resolved by the parties, Seller and Buyer will select a certified public accountant to resolve the dispute. The resolution of such accountant shall be binding on the parties and subject to judicial enforcement. One-half of the cost of the accountant shall be paid by each party.

          2.6. Closing Costs; Transfer Taxes and Fees. The cost of any transfer or conveyance taxes and the recording or filing of all applicable conveyancing instruments incurred by reason of the transfer of Assets hereunder (including documentary and transfer taxes in connection therewith) will be paid by Seller.

                                 ARTICLE III.

                                    CLOSING

          3.1. Closing. The Closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at such location as the parties hereto agree.

          3.2.  Conveyances at Closing.

                (a) Instruments and Possession. To effect the sale and assumption referred to in Article II, Seller will, at the Closing, execute and deliver to Buyer:

                    (i) one or more bills of sale conveying in the aggregate all of Seller's and its Subsidiaries' owned personal property included in the Assets;

                    (ii) an instrument of assignment providing for the assignment by Seller to Buyer of the Contracts;

                    (iii) assignments of the Proprietary Rights in recordable form to the extent necessary to assign such rights; and

                    (iv) such other instruments as shall be reasonably requested by Buyer to vest in Buyer such right, title or interest in and to the Assets in accordance with the provisions hereof.

                (b) Assumption and Other Documents. To effect the sale and assumption referred to in Article II, at the Closing, Buyer shall execute and deliver to Seller:

                    (i) an instrument of assumption evidencing Buyer's assumption pursuant to Section 2.2 of the Assumed Liabilities; and

                    (ii) such other instruments as shall be reasonably requested by Seller to evidence Buyer's assumption of the Assumed Liabilities in accordance with the provisions hereof.

                (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the party or parties in whose favor the document runs.

                (d) Certificates; Opinions. Buyer and Seller shall deliver the certificates, opinions of counsel and other documents described in Articles VII and VIII.

                (e) Consents. Seller shall obtain and deliver evidence of all governmental and other third party consents and waivers required pursuant to
Section 8.2.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          4.1. Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Copies of the corporate charter and bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof.
Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation.

          4.2. Authorization. Seller has all requisite corporate power and authority to own, lease and operate the Assets, to conduct its business as it is presently being conducted, to execute and deliver this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary

Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, and the Ancillary Agreements when executed at Closing will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          4.3. Absence of Certain Changes or Events. Since June 30, 1998, there has not been any:

                (a) Material Adverse Change;

                (b) change in accounting methods, principles or practices by Seller or any of its Subsidiaries, except as required by law or by generally applicable changes instituted in the accounting profession;

                (c) material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the Business;

                (d) adverse change in employee relations which has had or would have a Material Adverse Effect;

                (e) except as set forth on Schedule 4.3(e), cancellation or termination of any Contract or entry into any Contract;

                (f) sale, assignment or transfer of any material portion of the Assets, other than in the ordinary course of business;

                (g) any failure to operate the Business in the ordinary course;

                (h) except as set forth on Schedule 4.3(h), actual or threatened termination of any Contract;

                (i) material adverse change in the business of Seller and its Subsidiaries, taken as a whole;

                (j) agreement by Seller or its Subsidiaries to do any of the things described in the preceding clauses (a) through (i) other than as expressly provided for herein.

          4.4. Assets. Seller and its Subsidiaries have good and marketable title to the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and, upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all such Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. The Assets include all material assets used in, or necessary for, the conduct of the business of Seller and its Subsidiaries as currently conducted.

          4.5. Real Property. Schedule 4.5 contains a complete and accurate list of all real property used in the conduct of the Business, as currently conducted.

          4.6.  Contracts and Commitments.

                (a) Contracts. Schedule 4.6 sets forth a complete and accurate list of all Contracts of the following categories:

                    (i) Contracts not made in the ordinary course of the Business;
                    (ii) Contracts providing for the provision of services by the Business to its customers;

                    (iii) Contracts (including licenses and sublicenses) relating to Proprietary Rights and other intellectual property rights;

                    (iv) Material distribution, franchise, license, sales, commission, consulting agency or advertising Contracts which are not cancelable on thirty (30) calendar days notice;

                    (v) Contracts involving expenditures or liabilities in excess of $5,000 or otherwise material to the Business;

                    (vi) Contracts containing covenants limiting the freedom of Seller or its Subsidiaries to engage in any line of business or compete with any Person; and

                    (vii)  Personal Property Leases.

          Seller has delivered or made available to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6, including all amendments and supplements thereto. Except as set forth on Schedule 4.6, the assignment of the Contracts to Buyer will not require the consent or approval of any party to any of the Contracts.

                (b) Absence of Breaches or Defaults. All of the Contracts are valid and in full force and effect. Seller and each of its Subsidiaries has duly performed all of its material obligations under such Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under, such Contracts by Seller or its Subsidiaries, or, to Seller's knowledge, any other party has occurred and neither Seller nor its Subsidiaries, nor, to Seller's knowledge, any other party has repudiated any material provisions thereof. Neither Seller nor any of its Subsidiaries is in material breach or default under any contract, agreement, indenture or other instrument relating to the borrowing of money by Seller or any of its Subsidiaries, and Seller does not have any reason to believe that any such breach or default could reasonably be expected to occur in the foreseeable future.

                (c) Warranty. Seller and its Subsidiaries have committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material liability for breach of warranty on the part of Seller or its Subsidiaries.

          4.7. Permits. Seller and its Subsidiaries have all Permits required to conduct their business in all material respects as now being conducted. All such Permits of Seller or its Subsidiaries are valid and in full force and effect. Schedule 4.7 contains a true and accurate list of all such Permits.

          4.8. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by Seller nor the consummation by Seller of the transactions contemplated hereby and thereby will
(a) violate or conflict with any provision of the corporate charter or bylaws or similar organizational documents of Seller or any of Seller's Subsidiaries, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any material Encumbrance upon any of the Assets under any of the terms, conditions or provisions of any Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, Lease, franchise, Permit, agreement, or other instrument or obligation
(i) to which Seller or any of its Subsidiaries is a party or (ii) by which the Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award to which Seller or any of its Subsidiaries or the Assets is subject, or (d) impose any Encumbrance on the Assets.

          4.9. Consents and Approvals. Except as listed on Schedule 4.9, no material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Seller in connection with Seller's execution, delivery and performance of this Agreement or the Ancillary Agreements.

          4.10. Financial Statements. Seller has previously delivered to Buyer the following financial statements, all of which have been prepared in accordance with GAAP and present fairly the consolidated financial position of Seller and its consolidated Subsidiaries at the dates stated in such financial statements and the results of their operations for the periods stated therein (subject, in the case of the financial statements referenced in paragraph (ii), to the absence of footnotes and to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to the business, operations or financial condition of Seller or any of its Subsidiaries):

                    (i) the audited consolidated balance sheets of Seller and its consolidated Subsidiaries as of December 31, 1997, 1996 and 1995, and the related audited consolidated statements of operations, stockholders' equity and cash flows of Seller and its consolidated Subsidiaries for the years ended December 31, 1997, 1996 and 1995, together with the auditors' report thereon; and

                    (ii) the unaudited consolidated balance sheet of Seller and its consolidated Subsidiaries as of June 30, 1998, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of Seller and its consolidated Subsidiaries for the six-month period ended June 30, 1998.

          4.11. Books and Records. Seller and its Subsidiaries have made and kept (and given Buyer access to) the Books and Records, which, in all material respects, accurately and fairly reflect the activities of Seller and its Subsidiaries with respect to the Assets and the Business that would be so recorded.

          4.12. Litigation. Except as set forth on Schedule 4.12, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or to Seller's knowledge, threatened against, related to or affecting Seller or any of its Subsidiaries
(i) that relates to or affects the Assets or the Business, (ii) that could have a Material Adverse Effect, or (iii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements. Neither Seller nor its Subsidiaries is in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and, to the knowledge of Seller, there are no unsatisfied judgments against Seller or any of its Subsidiaries or the Assets.

          4.13. Compliance with Law. Seller and its Subsidiaries are, and at all times during the past five (5) years have been, in compliance in all material respects with all applicable statutes and governmental rules, regulations, Permits and policies in respect of the Assets and the Business. Except as described on Schedule 4.13, during the past five (5) years, neither Seller nor any of its Subsidiaries has conducted any internal investigation relating to any actual or alleged violation of any statute, law or governmental rule or regulation by Seller or any of its Subsidiaries relating in any way to the Business. Without limiting the foregoing, except with respect to matters set forth on Schedule 4.13, Seller and its Subsidiaries are, and at all times during the last five (5) years have been, in compliance in all material respects with all applicable laws (including rules and regulations thereunder) of federal, state, local and foreign governments relating to health care, the health care industry, the provision of health care products or services and any applicable third party reimbursement laws (including, without limitation, Medicare and Medicaid). Neither Seller nor any of its Subsidiaries since inception has received notice that Seller or any of its Subsidiaries has been the subject of any investigative proceeding before any federal or state regulatory authority or the agent of any such authority, including, without limitation, federal and state health authorities. In addition, Seller and its Subsidiaries have complied in all material respects with all applicable Medicare and Medicaid program requirements. All Medicare and Medicaid bills or claims for payment in connection with the business of Seller and its Subsidiaries (collectively, "Bills") submitted by or on behalf of Seller or its Subsidiaries for items, services and goods provided to beneficiaries of the programs represent bona fide claims receipts (i.e., Seller or its Subsidiaries believed in good faith that such services were medically necessary and met all coverage and documentation requirements) for items, services or goods provided to Medicare or Medicaid beneficiaries and in accordance with applicable laws, rules and regulations, and were submitted by or on behalf of Seller or one of its Subsidiaries materially in accordance with applicable laws, rules and regulations. There are no threatened audits, investigations or claims for or relating to any material liability with respect to Medicare and Medicaid. Seller and its Subsidiaries are eligible to receive payments with respect to operations of their respective business under Title XVIII and Title XIX of the Social Security Act. Seller and its Subsidiaries have timely filed all claims and reports required to be filed with respect to the operations of their respective businesses in connection with all state Medicaid and federal Medicare programs, which claims and reports are complete and correct in all material respects. There are no actions, appeals or investigations pending or threatened before any entity, commission, board or agency, including an intermediary or carrier or the administrator of the Health Care Financing Administration, with respect to any Medicare or Medicaid claims, or CHAMPUS (as defined below) or other claims, or reports filed by Seller or its Subsidiaries with respect to the operations of their respective businesses on or before the date hereof or program compliance matters, which would reasonably be expected to have a Material Adverse Effect. Neither Seller nor any Subsidiary, nor the officers, directors or employees or agents of any of Seller or any Subsidiary have engaged in any activities which are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from Medicare or Medicaid or any other state or federal health care program under Sections 1320a-7, 1320a-71, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services ("CHAMPUS") Statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Seller or any of its Subsidiaries seeks accreditation or by generally recognized professional standards of care or conduct. Neither Seller nor any of its Subsidiaries, nor any of their respective officers, directors or employees or agent of Seller or any of its Subsidiaries,
(i) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation under Medicare, Medicaid or a state health care program or a federal health care program, or (iii) has been convicted of any of the offenses set forth in Social Security Act Section 1128(a) and (b)(1), (2),
(3) or any regulations promulgated thereunder. For the purpose hereof, "Medicaid and Medicare" mean, respectively, the State Care Programs for the indigent under Title XIX of the Social Security Act and the Federal Health Care program for those over age 65 years and the disabled and Title XVIII of the Social Security Act.

          4.14. Fixtures and Equipment and Other Tangible Property. Except as set forth on Schedule 4.14, the Fixtures and Equipment and other tangible personal property used in the conduct of the Business are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which each is presently and has historically been used.

          4.15. No Brokers. Except as set forth on Schedule 4.15, no broker, finder or similar agent is entitled to any finder's fee, brokerage fees or commission or similar payment from Seller in connection with the transactions contemplated hereby.

          4.16. No Other Agreements to Sell the Assets. Neither Seller nor any of its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person other than Buyer to sell, assign, transfer or effect a sale of any material portion of the Assets or the Business or to effect any other business combination relating to the Assets or the Business or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing business combination transactions.

          4.17. Proprietary Rights.

                (a) Proprietary Rights. Schedule 4.17 lists all Proprietary Rights material to the conduct of the Business as currently conducted.

                (b) Ownership and Protection of Proprietary Rights. Seller or one of its Subsidiaries owns each of the Proprietary Rights listed on Schedule
4.17. The Proprietary Rights listed on Schedule 4.17 constitute all of the material Proprietary Rights necessary to conduct the Business in the manner currently conducted. None of the Proprietary Rights is involved in any pending or, to the knowledge of Seller, threatened litigation. No other Person

(i) has the right to use any of the Proprietary Rights or (ii) is infringing upon any Proprietary Rights. Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or notices received by Seller that are presently outstanding alleging that Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights, and Seller knows of no basis for any such proceeding. All Proprietary Rights are freely assignable by Seller to Buyer. Concurrently with the Closing, Buyer will be vested with all rights, title and interest and authority to use the Proprietary Rights to the same degree as the Seller and its Subsidiaries immediately prior thereto. No Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by Seller or its Subsidiaries. No Person (including, without limitation, any employee, developer, licensee, licensor, lender or supplier) other than Seller and its Subsidiaries has any interest in, or right or claim to, any Proprietary Right.

          4.18. Customers. Schedule 4.18 sets forth a complete and accurate list of the names and addresses of all customers of the Business for the most recent fiscal year, showing the approximate total sales in dollars by the Business to each such customer during such fiscal year. As of the date hereof, Seller has not received any communication from any customer named on Schedule 4.18 of any intention to terminate or materially reduce purchases from the Business.

          4.19. Environmental Matters. Except as set forth on Schedule 4.19: (a) Seller and its Subsidiaries are in substantial compliance with all Environmental Laws in connection with the conduct of the Business; (b) Seller and its Subsidiaries have no material liability under any Environmental Law with respect to the Business; (c) no notices of any material violation or alleged material violation of, or any material liability under, any Environmental Law relating to the Business have been received by Seller or its Subsidiaries during the preceding three (3) years; and (d) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to Seller's knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Assets or the Business.

          4.20. Affiliate Transaction. Schedule 4.20 hereto describes all material transactions affected during the last 3 years involving the Business, on the one hand, and the other divisions, subsidiaries and businesses of Seller or any officer, director, stockholder or Affiliate of Seller or its Subsidiaries, on the other hand.

          4.21. Taxes. Seller and each of its Subsidiaries have filed all applicable federal, state, local and foreign tax returns required to be filed to date, in accordance with provisions of law pertaining thereto, and has paid all taxes, interest, penalties and assessments (including, without limitation, income, withholding, excise, unemployment, Social Security (OASDI and Medicare), occupation, transfer, franchise, property, sales and use taxes, and all penalties and interest in respect thereof) required to have been paid to date by Seller or such Subsidiary.

          4.22. Loss Contracts. Except as set forth on Schedule 4.22, Seller and its Subsidiaries have not incurred any loss with respect to any Contract listed in Schedule 4.6, and Seller does not expect, to the best of Seller's knowledge, the performance of any Contract listed on Schedule 4.6 to result in any loss being incurred by Seller or any of its Subsidiaries.

          4.23. Year 2000. Except as set forth on Schedule 4.23, the Assets include all systems and software solutions necessary or appropriate to address and accommodate Year 2000 computer systems issues, and the computer software included in the Assets has been tested and is fully capable of providing accurate results using data having date ranges spanning the twentieth and twenty-first centuries. Without limiting the generality of the foregoing, the computer software included in the Assets is able, except as set forth on
Schedule 4.23, to (i) manage and manipulate data involving all dates from the twentieth and twenty-first centuries without functional or data abnormality related to such dates; (ii) manage and manipulate data involving all dates from the twentieth and twenty-first centuries without inaccurate results related to such dates; (iii) have user interfaces and data fields formatted to distinguish between dates from the twentieth and twenty-first centuries; and (iv) represent all data related to include indications of the millennium, century and decade as well as the actual year.

          4.24. Windows Operating System Compatibility. As of the date of this Agreement, (i) Seller has developed and is implementing a Windows 95 version of Analytical Medical Systems that operates in the Windows NT environment of the Microsoft Windows operating system (the "Windows AMS Product"), (ii) the Windows AMS Product is complete, tested and ready for implementation and has at least the same level and degree of functionality as the current MS-DOS based version of AMS, (iii) each of the MS-DOS based version of AMS and the Windows AMS Product performs in accordance with the specifications listed on Schedule 4.24 and (iv) the MS-DOS based version of AMS and the Windows AMS Product will perform in accordance with such specifications if applied with respect to operations consisting of at least (A) 100 separate home health care sites and
(B) two million patient visits.

          4.25. Full Disclosure. No representation or warranty made by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by Seller to Buyer in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained herein or therein not misleading. Seller has disclosed to Buyer all events, conditions and facts material to the Assets and the results of operation, condition (financial and otherwise) and prospects of the Business.

                                  ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represent and warrant to Seller as follows:

          5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Copies of the Certificates of Incorporation and Bylaws of Buyer, heretofore delivered by Buyer to Seller, are accurate and complete as of the date hereof. Buyer is duly licensed and qualified to do business and is in good standing in each jurisdiction in which such qualification is required or will be required as a result of the transaction contemplated by this Agreement by applicable law.

          5.2. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, and the Ancillary Agreements when executed at Closing will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          5.3. No Conflict or Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer nor its performance of its obligations hereunder and thereunder will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate or conflict with or result in a breach of or constitute a default under any term or provision of any contract, agreement, commitment, lease, license, franchise or permit or other instrument or obligation to which Buyer is a party or is bound, or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, ruling, injunction, decree, or award, to which Buyer is subject.

          5.4. Consents and Approvals. No consent, approval or authorization or declaration, filing or registration with any governmental or regulatory authority, or any other Person, is required to be made or obtained by Buyer in connection with Buyer's execution, delivery and performance of this Agreement or the Ancillary Agreements.

          5.5. Broker and Finders. Neither Buyer nor any of its Affiliates has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any brokerage fees, commissions or finder's fee, for which the Seller will be liable, in connection with the transactions contemplated by this Agreement.

          5.6. Litigation and Proceedings. There are no Actions pending or, to the best of knowledge of Buyer, threatened against Buyer.

          5.7. Full Disclosure. No representation or warranty made by Buyer in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by Buyer to Seller in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained herein or therein not misleading.

                                  ARTICLE VI.

                         COVENANTS OF SELLER AND BUYER

          Seller and Buyer each covenant as follows:

          6.1. Further Assurances. Each of the parties hereto agrees, both before and after the Closing, (i) subject to the satisfaction of the conditions set forth in Article VII and Article VIII, to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereby.

          6.2.  [INTENTIONALLY OMITTED.]

          6.3.  [INTENTIONALLY OMITTED.]

          6.4.  [INTENTIONALLY OMITTED.]

          6.5.  [INTENTIONALLY OMITTED.]

          6.6. Employee Matters. The parties acknowledge that Buyer shall have no obligation to hire any employee of Seller or its Subsidiaries at or following the Closing and that Buyer is assuming no liabilities or obligation with respect to such employees of Seller of such Subsidiaries. In the event that, prior to 90 days after the Closing Date, Buyer notifies Seller in writing that it desires to hire any current employee or employees of Seller employed in the Business at or following the Closing, Seller shall use its reasonable best efforts to cause any employee so identified by Buyer except for Peter Hartley, Lynn Bernhard, and Marguerite Adams (the "Key Employees") to accept an offer of employment made by Buyer to such Key Employee that is substantially consistent with the current terms of employment between such Key Employee and Seller.

          6.7.  Transitional Services.

                (a) Between the Closing Date and the date which is ninety (90) days after the Closing Date, Seller shall provide, or cause its Affiliates to provide, to Buyer or its Affiliates, at Seller's sole cost and expense (except for out-of-pocket expenses, which shall be reimbursed by Buyer), services requested by Buyer to the extent that (i) such services are of the type currently provided by Seller to the Business and (ii) such services are reasonably necessary to conduct the Business as currently conducted. Such services shall be provided in the manner and at a relative level of service consistent in all material respects with that provided by Seller to the Business prior to the date hereof.

                (b) Between the date hereof and the first anniversary hereof, Seller will make available to Buyer, at no cost to Buyer, the services of senior programming and/or software development professionals employed by Seller for the purpose of providing the Business with software development support. The specific senior programming and/or software development employees to perform such services will be selected by Buyer with the consent of Seller (not to be unreasonably withheld). Such services will be provided as requested in writing by Buyer and shall include up to 2,000 man-hours of service.

                                 ARTICLE VII.

                      CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller to effect the Closing are subject, in the discretion of Seller, to the satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived by Seller:

          7.1. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, and Buyer shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to the Closing.

          7.2. No Proceedings, Litigation or Laws. No Action by any governmental authority of competent jurisdiction or other Person shall have been instituted which would reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated.

          7.3. Certificates. Buyer shall furnish Seller with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

          7.4. Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Buyer's corporate secretary, as applicable.

          7.5. Consents. All governmental consents, approvals and waivers necessary to effect the Closing shall have been obtained.

                                 ARTICLE VIII.

                       CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived by
Buyer:

          8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, and Seller shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to the Closing.

          8.2. Consents. All governmental consents, approvals and waivers necessary to effect the Closing and for the operation of the Business by Buyer, and all required third party consents to the assignment of any Contracts to Buyer, shall have been obtained, and Buyer shall have received written evidence, reasonably satisfactory to Buyer, that such consents have been obtained.

          8.3. No Proceedings or Litigation. No Action by any governmental authority of competent jurisdiction or other Person shall have been instituted which would reasonably be expected to materially damage Buyer if the transactions contemplated hereby are consummated.

          8.4. Opinion of Counsel. Seller shall have delivered to Buyer an opinion of counsel, dated as of the Closing Date, substantially in the form of Exhibit B hereto.

          8.5. Certificates. Seller shall furnish Buyer with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

          8.6. Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Seller's corporate secretary.

          8.7. Ancillary Agreements. Seller shall have executed and delivered to Buyer the Ancillary Agreements.

          8.8.  [INTENTIONALLY OMITTED.]

          8.9.  [INTENTIONALLY OMITTED.]

          8.10. Key Employees. Each Key Employee identified by Buyer pursuant to

Section 6.6 hereof shall have accepted the offer of employment made by Buyer to such Key Employee and shall become an employee of Buyer (or an Affiliate of Buyer) as of the Closing Date; provided, that such offer of employment is substantially consistent with the current terms of employment between such Key Employee and Seller.

          8.11. [INTENTIONALLY OMITTED.]

          8.12. Release of Encumbrances. All Encumbrances affecting the Assets (other than Permitted Encumbrances) shall have been released and/or terminated, and Seller shall have provided Buyer with evidence of such release and termination reasonably acceptable to Buyer.

                                  ARTICLE IX.

                                 RISK OF LOSS

          9.1. Risk of Loss. If any material portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, including specification of the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence of such damage or destruction. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten
(10) calendar days after receipt of Seller's notice or if there are not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss, or the cash equivalent thereof, and the full Purchase Price shall be paid for such Assets,
(b) if agreed by Seller and Buyer, excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) after providing Seller with a reasonable opportunity to repair or replace the damaged or destroyed Assets, terminating this Agreement.

                                  ARTICLE X.

                 ACTIONS BY BUYER AND SELLER AFTER THE CLOSING

          10.1. Further Actions. On and after the Closing Date, Buyer and Seller will take all appropriate actions and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to confirm or effect Buyer's ownership, possession and control (in accordance with this Agreement) of the Assets and assumption of the Assumed Liabilities.

          10.2. Survival of Representations, Etc. The representations, warranties, covenants and agreements of Seller on the one hand, and Buyer on the other hand, contained herein shall survive the Closing Date for the period set forth in this Section 10.2. All such representations and warranties and all claims and causes of action with respect thereto shall terminate upon expiration of three (3) years after the Closing Date, except that the representations and warranties in Sections 4.1, 4.2, 4.4, 4.7, 4.9, 4.13, 4.17 and 4.21, and all
claims and causes of action with respect thereto, shall survive until 90 days after the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such Sections. Each such covenant and agreement shall survive the Closing and remain in full force and effect unless otherwise limited by its terms. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

          10.3. Books and Records. Buyer agrees that it will cooperate with and make available to Seller, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. Except as otherwise required in Section 10.4, Seller shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.3 shall be subject to the confidentiality provisions of Section 10.6.

          10.4. Indemnification.

                (a) By Seller. Seller shall indemnify, save and hold harmless Buyer, its Affiliates and Subsidiaries, and their respective directors, officers, shareholders and employees (the "Buyer Indemnities") from and against any and all costs, losses, taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing herein, (collectively, "Damages"), incurred in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Seller in this Agreement (including, without limitation, claims for Damages asserted within two years after the Closing Date against Buyer or its Affiliates by licensees or customers of Buyer that would not have been incurred had such representations and warranties been true and correct); (ii) any breach of any covenant or agreement made by Seller in this Agreement; and
(iii) any Excluded Liability.

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

                (b) By Buyer. Buyer shall indemnify, save and hold harmless Seller, its Affiliates and Subsidiaries, and their respective directors, officers, shareholders and employees (the "Seller Indemnities" and together with the Buyer Indemnities, the "Indemnities") from and against any and all Damages incurred in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Buyer in this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement; and (iii) any Assumed Liability.

                (c) The term "Damages" as used in this Section 10.4 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims. Payments by an Indemnitee of amounts for which such Indemnitee is indemnified hereunder shall not necessarily be a condition precedent to recovery.

                (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an Indemnitee, such Indemnitee shall, subject to Section 10.2, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. If any lawsuit or enforcement action is filed against any Indemnitee hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any Indemnitee to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After providing the Third Party Notice, the Indemnitee shall be entitled, if it so elects, (i) to control the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnifying party, such consent not to be unreasonably withheld. The indemnifying party shall cooperate in all reasonable respects with the Indemnitee and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnifying party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the Indemnitee fails to defend such claim within fifteen (15) calendar days after providing the Third Party Notice or notifies the indemnifying party that it does not intend to defend such claim, the indemnifying party will undertake the defense, compromise or settlement of such claim and the Indemnitee shall have the right to participate therein at its own cost; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnitee, which consent shall not be unreasonably withheld. In the event the indemnifying party assumes the defense of the claim, the indemnifying party will keep the Indemnitee reasonably informed of the progress of any such defense, compromise or settlement.

                (e) Brokers and Finders. Pursuant to the provisions of this
Section 10.4, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

          10.5. Covenant Not To Compete. Following the Closing until the fifth
(5th) anniversary of the Closing Date, Seller shall not, directly or indirectly through any Subsidiary or Affiliate of Seller, engage in any business that competes, directly or indirectly, with the Business as currently conducted or proposed to be conducted (hereinafter collectively, the "Protected Business") in any country in which Buyer or its Affiliates now or hereafter conduct any Protected Business. The term "Protected Business" shall include, without limitation, the development of any computer software or program or other product or service that would compete with the computer software or programs (including, without limitation, Analytical Medical Systems) or other products or service utilized or provided by the Business, except in connection with the provision of services to any Affiliate of Buyer. Notwithstanding the foregoing, Seller may develop computer software or programs, provided that (i) any such software related to the operation of Medicare-certified home nursing services is used only for internal development purposes of Seller and its Subsidiaries, (ii) Seller does not sell, license, transfer or permit any Person to use in any other manner the results of such development with respect to the operation of Medicare-certified home health agencies, and (iii) Seller shall grant to Buyer a perpetual, worldwide, royalty-free license to use, sell or license the results of such development and any improvements or modifications thereto by Seller or Buyer. The provisions of this Section 10.5 shall be deemed to be a separate covenant in each of the countries referred to above. Seller acknowledges and agrees that the time, scope, geographic area and other provisions of this Covenant Not to Compete have been specifically negotiated by sophisticated parties and that such provisions are reasonable under the circumstances. The parties further agree that if, despite the foregoing acknowledgment, a court or other tribunal of competent jurisdiction holds that any of the restrictions of this Covenant Not to Compete are unenforceable, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court or tribunal, shall be substituted for any such restrictions held unenforceable.

          10.6. Confidentiality. Seller and its Affiliates have obtained confidential information relating to the Business and the Assets. Following the Closing, Seller and its Affiliates shall treat such information (including, without limitation, the terms of this Agreement and the Ancillary Agreements) as confidential, preserve the confidentiality thereof, not duplicate or use such information and instruct its employees who have had access to such information to keep confidential and not to use any such information unless such information
(i) is now or is hereafter disclosed, through no act or omission of Seller or its Affiliates, in a manner making it available to the general public or (ii) is required by law to be disclosed. Buyer and its Affiliates have obtained confidential information relating to the business, operations and assets of Seller. Following the Closing, Buyer and its Affiliates shall treat such information (including, without limitation, the terms of this Agreement and the Ancillary Agreements) as confidential, preserve the confidentiality thereof, not duplicate or use such information and instruct its employees who have had access to such information to keep confidential and not to use any such information unless such information (i) is now or is hereafter disclosed, through no act or omission of Buyer or its Affiliates, in a manner making it available to the general public or (ii) is required by law to be disclosed.

                                  ARTICLE XI.

                                 MISCELLANEOUS

          11.1. Termination.

                (a) Termination. This Agreement may be terminated at any time prior to Closing by mutual written consent of Buyer and Seller.

                (b) In the Event of Termination. In the event of termination of this Agreement:

                    (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                    (ii) No party hereto shall have any further liability or obligation to any other party to this Agreement, and the provisions of this Agreement (other than this Section 11.1(b) and Section 11.7) shall be of no further force and effect; provided, however, that such termination shall not relieve any part from liability for any breach of this Agreement occurring prior to the proper termination of this Agreement.

          11.2. Assignment. Neither this Agreement, the Ancillary Agreements nor any of the rights or obligations hereunder or thereunder may be assigned by any party without the prior written consent of the other parties thereto; except that Buyer may, without such consent, (i) assign all such rights to any lender as collateral security and assign all such rights and obligations to an Affiliate of Buyer, (ii) after the Closing, assign such rights to a successor in interest to Buyer which shall assume all obligations and liabilities of Buyer under this Agreement and the Ancillary Agreements and (iii) assign and/or subcontract any rights or obligations under the Ancillary Agreements to any Person; provided that no assignment of this Agreement shall release the assigning party from responsibility for its obligations hereunder. Subject to the foregoing, this Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

          11.3. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone; the day after it is sent, if sent for next day delivery to a domestic address by overnight mail; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to Seller, addressed to:

               Amedisys, Inc.
               3029 South Sherwood Forest Blvd.
               Suite 250
               Baton Rouge, LA  70816
               Attention:  William F. Borne

          With a copy to:

               Amedisys, Inc.
               3029 South Sherwood Forest Blvd.
               Suite 250
               Baton Rouge, LA  70816
               Attention:  Michael D. Lutgring

          If to Buyer, addressed to:

               CPII Acquisition Corp.
               c/o Capitol Partners, LLC
               2020 Pennsylvania Avenue, N.W., Suite 170
               Washington, D.C.  20006
               Attention:  Managing Director

          With a copy to:

               Latham & Watkins
               1001 Pennsylvania Avenue, N.W., Suite 1300
               Washington, D.C. 20004
               Attention:  Daniel T. Lennon

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          11.4. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal law, and not the law of conflicts, of the State of Delaware.

          11.5. Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended or supplemented except by an instrument in writing signed on behalf of each of the parties hereto. No modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.6. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.7. Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

          11.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          11.9. Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          11.10. Publicity. Except as otherwise required by applicable law, neither Buyer nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby, prior to the Closing Date, without prior approval of the other party.

          11.11. Limitation of Liability. The parties agree that no officer, director, employee or stockholder of any party shall be responsible for the liabilities or obligations of such party hereunder and no party shall make any claim or demand, or file any action against, or otherwise seek to recover any amount from, any officer, director, employee or stockholder of any other party hereto pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                         AMEDISYS, INC.



                         By:   /s/ William F. Borne
                               ---------------------------------
                         Name: William F. Borne
                         Its:  Chief Executive Officer


                         By:
                               ---------------------------------
                         Name:
                               ---------------------------------
                         Its:
                               ---------------------------------


                         CPII ACQUISITION CORP.



                         By:   /s/ Maher Jubeir
                               ---------------------------------
                         Name: Maher Jubeir
                         Its:  Managing Director


                         By:   /s/ Peter M. Manos
                               ---------------------------------
                         Name: Peter M. Manos
                         Its:  Managing Director